N E W S
                                                                         release

[THOMAS LOGO]

        EXECUTIVE OFFICE
        4360 Brownsboro Road, Suite 300
        Louisville, Kentucky 40207-1642
        502/893-4600 o Fax: 502/895-6618


THOMAS ANNOUNCES GAIN ON LEGAL SETTLEMENT

         Louisville, KY, August 29, 2003 - Thomas Industries Inc. (NYSE: TII) today announced that for the third quarter of 2003, ending September 30, 2003, equity earnings from Genlyte Thomas Group LLC (GTG) will include a non-recurring gain of approximately $2.2 million, due to the settlement of GTG's patent infringement lawsuit against Acuity Brands and its Lithonia Lighting Division, which was announced today. The net income impact of this non-recurring gain for the quarter will be approximately $1.4 million, or $.08 per share.

         Thomas expects to release its third quarter earnings sometime during the week of October 20, 2003.

         Thomas Industries Inc., headquartered in Louisville, Kentucky, owns a 32 percent interest in Genlyte Thomas Group LLC, the third largest lighting fixture manufacturer in North America. Thomas is the recognized leader in the design and manufacture of RIETSCHLE THOMAS brand pumps and compressors for use in global OEM applications, supported by worldwide sales and service for key customer applications and end-user markets. High quality automotive component castings are also a key offering. Other products include WELCH laboratory equipment and OBERDORFER centrifugal and rotary gear liquid pumps. Thomas has operations in North & South America, Europe, Asia, and Australia.

         The statements in this press release with respect to future results and future expectations may be regarded as forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and actual results may differ materially from those currently expected. They are subject to various risks, such as the ability of Thomas Industries and the joint venture to meet business sales goals, fluctuations in commodity prices, increased interest costs arising from a change in the companies' leverage or change in rates, the timing of the magnitude of capital expenditures, competitive pricing pressures, a slowing of the overall economy including interruptions to commerce resulting from wars or terrorist attacks, as well as other risks discussed in Thomas' filing with the Securities and Exchange Commission, including its Annual Report and 10-K for the year ended December 31, 2002. Thomas Industries makes no commitment to disclose any revisions to forward-looking statements, or any facts, events, or circumstances after the date hereof that may bear upon forward-looking statements.

                                     # # #